Registration No. 333-

As filed with the Securities and Exchange Commission
on November 18, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	71-0675758 (I.R.S. Employer Identification No.)

914 N Jefferson Street Springdale, Arkansas (Address of principal executive offices)	72764 (Zip Code)

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.:
AMENDED AND RESTATED STOCK OPTION PLAN
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
CHAIRMAN STOCK OPTION PLAN
AND 1997 SECURITIES PLAN
(Full title of the plans)

Joe G. Brooks, Chairman
Advanced Environmental Recycling Technologies, Inc.
914 N Jefferson Street
Springdale, Arkansas 72764
(Name and address of agent for service)

(479) 756-7400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed maximum
Title of Securities	Amount to be	maximum offering		aggregate offering	Amount of
to be Registered	registered (1)	price per share		price	registration fee
Class A common stock $0.01 par value	4,634,130 shares (2)	$1.04	(3)	$4,819,495	$610.63
Class A common stock $0.01 par value	13,537 shares (4)	$1.37	(5)	$18,546	$2.35
Class A common stock $0.01 par value	335,000 shares (6)	$1.37	(5)	$458,950	$58.15
Total	4,982,667 shares	—		$5,296,991	$671.13

(1)	Pursuant to Rule 416 under the Securities Act, there are also registered hereby such indeterminate number of securities as may become issuable by reason of the anti-dilution provisions of the plans referred to herein.

(2)	Issuable upon exercise of outstanding options under the Amended and Restated Stock Option Plan (which covers 481,000 shares of Class A common stock in the aggregate), the Non-Employee Director Stock Option Plan (which covers 215,000 shares of Class A common stock in the aggregate), the Chairman Stock Option Plan (which covers 500,000 shares of Class A common stock in the aggregate) and the 1997 Securities Plan (which covers 3,438,130 shares of Class A common stock in the aggregate).

(3)	Weighted average exercise price of options outstanding under the Amended and Restated Stock Option Plan, the Non-Employee Director Stock Option Plan, the Chairman Stock Option Plan and the 1997 Securities Plan.

(4)	Issuable upon exercise of options and other incentive stock grants of the Class A common stock available for grant under the 1997 Securities Plan.

(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act. Calculated on the basis of the average of the highest and lowest sale prices of the Class A common stock on November 11, 2004, as reported by NASDAQ.

(6)	Shares previously issued upon exercise of options granted pursuant to the 1997 Securities Plan.

EXPLANATORY NOTE

     The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 4,634,130 shares of Class A common stock that are issuable upon the exercise of options previously granted under the Registrant’s Amended and Restated Stock Option Plan, the Non-Employee Director Stock Option Plan, the Chairman Stock Option Plan and the 1997 Securities Plan, and (ii) 13,537 shares of Class A common stock issuable upon the exercise of stock options or other forms of derivatives or other incentive stock grants related to the shares, which may be granted by the Registrant after the date hereof under the 1997 Securities Plan.

     This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings or resales on a continuous or delayed basis in the future of an aggregate of 335,000 shares of Class A common stock that have been previously issued by the Registrant upon exercise of options granted under the 1997 Securities Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Amended and Restated Stock Option Plan, the Non-Employee Director Stock Option Plan, the Chairman Stock Option Plan and the 1997 Securities Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Note: The Reoffer Prospectus referred to in the Explanatory Note follows this page.

Reoffer Prospectus

Advanced Environmental Recycling Technologies, Inc.

Securities to be offered:

Up To 335,000 Shares Of Class A Common Stock

     This prospectus covers the resale by the selling stockholders identified on pages 8 and 9 of some or all of the shares of our Class A common stock they own pursuant to the exercise of options granted under our 1997 Securities Plan. The shares may be sold from time to time by the selling stockholders through public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

     Our Class A common stock is traded on the Nasdaq SmallCap Market under the symbol “AERTA”. On November 11, 2004, the last reported sale price of our Class A common stock was $1.36 per share, as reported by the Nasdaq SmallCap Market System.

     Our principal executive offices are located at 914 N Jefferson Street, Springdale, Arkansas 72764, and our telephone number is (479) 756-7400.

The securities offered in this prospectus involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2004

Our Business

     We develop, manufacture and market composite building materials that are used in place of traditional wood products for exterior applications in building and remodeling homes and for certain other industrial or commercial building purposes. Since inception in 1989, we have sold in excess of $235 million of products into the North American marketplace. Our products are made from approximately equal amounts of waste wood fiber and reclaimed polyethylene plastic, have been extensively tested, and are sold by leading national companies such as the Weyerhaeuser Company (Weyerhaeuser), Lowe’s Companies, Inc. (Lowe’s) and Therma-Tru Corporation. Our growing line of non-wood alternative building materials include standard door components, windowsills, brick mould, fascia board, and heavy industrial flooring sold under the trade names LifeCycle®, MoistureShield®, MoistureShield® CornerLoc™ and a variety of composite decking products under the trade name Weyerhaeuser ChoiceDek®. We operate five manufacturing facilities. The composite building products are manufactured in Junction, Texas and Springdale, Arkansas. There are two plastic processing plants — one in Lowell, Arkansas and one in Alexandria, Louisiana — and a painting, finishing and packaging plant in Tontitown, Arkansas.

     You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale.

Risk Factors

     This offering involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus before deciding to invest in shares of our Class A common stock.

We have a working capital deficit

     At September 30, 2004, we had a working capital deficit of $1.1 million and at December 31, 2003, we had a working capital deficit of $1.9 million. The working capital deficit is the result of previously incurred losses from operations and our decision to finance capital projects with cash generated from operations. Additionally, pursuant to our bond agreement, we are required to maintain a debt service reserve fund in the amount of $2 million, which is classified as a non-current asset in our balance sheet.

Our limited manufacturing capabilities could restrain our business growth

     The long-term success of our operations will depend upon the manufacture of our composite products on a substantially greater commercial scale than we have engaged in to date or have the current production capacity to engage in. Our primary customers and markets are large, and continued increased sales growth will require significant capital expenditures. Although we believe financing can be obtained to add production equipment and build additional manufacturing facilities, there is no assurance that we will secure the necessary financing or that the equipment and facilities will become operational in a timely manner. We currently have one composite manufacturing facility in Junction, Texas, and a second composite manufacturing facility in Springdale, Arkansas, but plan to increase production capacity at both facilities, and plan to build a third composite manufacturing facility adjacent to our current facility in Springdale in 2005.

Declines in construction activity may adversely affect our business

     Our engineered composites have been marketed primarily to companies that manufacture products for use by the construction industry in new home construction and home improvement work. The construction industry is subject to significant fluctuations in activity and to periodic downturns caused by general economic conditions. Increases in long-term interest rates can have a negative effect by slowing housing starts due to increased financing costs. Reductions in construction activity could have an adverse effect on the demand for our composites in the door and window market. However, we believe our decking lines, which are primarily targeted to the independent contractor-oriented lumber dealers and the remodeling market, are not as susceptible to downturns in construction activity.

The loss of one or more of our key customers could cause a substantial reduction in our revenues

     We could be materially adversely affected if we were to lose one or more of our large existing customers. We have limited our marketing to major industrial companies with large market shares nationwide in the building material, door, and window construction industries. Our principal marketing and distribution channel for our decking material is Weyerhaeuser, which accounted for 81% of our sales in both 2003 and 2002. Since inception, a few large door and window construction companies have historically purchased substantially our entire MoistureShield® product line. Most of our key door and window customers are not contractually obligated to purchase additional products.

Fire disruptions may adversely affect our business

     Our raw materials and manufacturing processes involve a greater than average risk of fire loss or disruption. We experienced a series of fires in 1996, which severely disrupted our manufacturing operations, although these were determined to be instances of arson. The pattern of fires caused our fire insurance to be cancelled, but we were subsequently able to renew it. There was an accidental fire at our Junction, Texas facility in March 2003, which caused substantial damage and temporarily shut down plant operations. Although we have increased security and increased fire protection equipment at our facilities, another major fire could occur and materially adversely affect our operations.

We could face future litigation

     We were sued in May 2000, in a federal action in the Western District of Texas, for breach of contract seeking royalties allegedly owed but unpaid from a 1987 settlement of prior litigation against a predecessor entity and two of our founders in the United States District Court for the Western District. The plaintiffs were seeking approximately $1.2 million in past royalties, plus attorneys’ fees, any applicable pre-judgment and post-judgment interest, and a declaration that we pay an ongoing royalty in the amount of $10 per ton on future sales from our Junction, Texas facility on production utilizing cedar fiber and recycled plastic. In 2001, the plaintiffs amended the complaint to include two of our founders as co-defendants. At trial, the plaintiffs obtained a judgment for past royalties in the amount of approximately $821,000, plus prejudgment and post-judgment interest and attorneys’ fees. We settled the lawsuit in December 2002 for $1,100,000. The court, in May 2002, declined to enter a declaratory judgment requested by the plaintiff requiring us to pay a royalty on a monthly basis in the future on our products, but the release executed in connection with the December 2002 settlement does not release any potential claims for royalties after January 1, 2002.

Covenants in our bond agreements could restrict our ability to borrow, which could impair the improvement and expansion of our operations

     Certain covenants in our bond agreements restrict the types and amounts of additional indebtedness that we may incur, including a requirement that, with certain exceptions, we may only incur additional indebtedness to the extent it would satisfy a debt incurrence coverage ratio of 250% of income before interest, taxes, depreciation and amortization to debt service. Those restrictions could inhibit our ability to improve our current operations and expand our operations. Additionally, our ability to secure adequate working capital to support our day-to-day operations as we grow could be limited by the covenants in our bond agreements.

If we are unable to comply with certain debt covenants, our financial position and operations could be adversely affected

     The bond agreement contains financial covenants, which include a current ratio of not less than 1.00 to 1.00 and a requirement that not more than 10% of accounts payable be in excess of 75 days past the invoice date. We were not in compliance with these two covenants at December 31, 2003. The accounts payable covenant was waived, and the current ratio covenant was modified to include the debt service reserve fund in current assets for purposes of the current ratio calculation, resulting in our compliance with this covenant at December 31, 2003. There is no assurance that we will be able to comply with these debt covenants in the future, or that the bondholder will waive or modify the covenants in the future. If we are unable to comply with the covenants or obtain a waiver or modification of the covenants in the future, then the bond debt in the amount of $14.4 million could immediately become due and payable, the bondholder could foreclose on the property used to secure the debt, and the bondholder could claim our revenues pledged as part of the bond agreement.

Our common stock could be diluted or otherwise adversely affected by additional issuances of preferred stock

     Additional issuances of preferred stock may provide for rights that adversely affect the Class A common stock or may be convertible into shares of Class A common stock on a basis which would cause dilution. We are authorized to issue up to 5,000,000 shares of preferred stock, 2,900 shares of which have been issued. Our board of directors is empowered to fix the terms of the preferred stock without stockholder approval, which terms may adversely affect the rights of holders of the Class A common stock.

We could be required to pay liquidated damages on preferred stock

     If we default under certain obligations with respect to our outstanding preferred stock, we may be required to pay liquidated damages to the holders of the preferred stock. Our outstanding Series A, B and C convertible preferred stock (total stated value of $2,760,000) has a 10% per annum accreting premium for conversion, redemption and liquidation purposes. Although the preferred stock is not mandatorily redeemable, we could be required to pay as liquidated damages an amount equal to 10% of the stated value of the preferred stock if we default under the provisions of the preferred stock agreements. The liquidated damages amount is payable at our option in either cash or shares of Class A common stock. The redemption price is generally equal to the greater of (a) the aggregate market value of the Class A common stock into which the preferred stock could be converted and (b) 115% of the sum of (i) the stated value, (ii) the 10% per annum premium, and (iii) any unpaid conversion default payment. Payment of the liquidated damages amount in common stock would result in substantial dilution to existing holders of common stock.

The floating conversion feature of our convertible preferred stock could cause a drop in our stock price

     Conversion of a material amount of our convertible preferred stock into Class A common stock, which would increase the total number of Class A common stock in the marketplace, could cause a drop in our stock price. Our convertible preferred stock is convertible into common stock at the holder’s option at any time at a conversion price equal to the lower of a fixed $1.20 conversion price or the 10-trading day average closing bid price immediately prior to the date of conversion. At November 11, 2004, the applicable conversion price was $1.20.

     Based on these conversion price formulae, whenever the prevailing market price of the common stock is below $1.20, the convertible preferred stock will be convertible into a proportionately greater number of shares of common stock. The number of shares we could be required to issue in payment of the premium on the preferred stock would also increase whenever the market price of the common stock is below $1.20. In that event, the lower the price of our common stock at the time of conversion, the more shares into which the convertible preferred stock will be convertible. There is no minimum conversion price for the preferred stock. These increases in the number of shares issuable upon conversion of the convertible preferred stock and upon payment of the premium on the preferred stock could result in a substantial dilution to other holders of Class A common stock and could cause a decline in the market price of the Class A common stock due to the added number of shares in the market. In addition, substantial sales by the holders of the convertible preferred stock could place further downward pressure on our stock price and permit holders of our convertible preferred stock to convert additional shares at a lower price, which would further add to the number of shares in the market and cause the price to fall further. An additional reduction of the price of Class A common stock shares may occur if shareholders or others begin to sell the Class A common stock short to take advantage of the falling stock price caused by preferred stock holders converting material amounts of their preferred stock.

Future sales of shares could be dilutive and impair our ability to raise capital

     The conversion of a significant number of our outstanding derivative securities into Class A common stock could adversely affect the market price of the stock. At November 11, 2004, we had reserved approximately 23,339,300 shares of Class A common stock for issuance upon conversion of outstanding preferred stock, Class B Common stock, and upon exercise of outstanding warrants and options. Of those reserved shares, 18,705,170 are covered by other registration statements and can be sold from time to time. This prospectus covers the potential sale from time to time of up to 335,000 of such reserved shares of Class A common stock.

     The exercise or conversion of a material amount of such securities will result in a dilution in interest for our other security holders. Such convertible securities, whether converted into stock or not, could impair our ability to obtain additional capital because of the potential for dilution. Also, the holders of such securities may be expected to exercise their rights at a time when we would in all likelihood be able to obtain needed capital through a new offering of our securities on terms more favorable than those provided by the outstanding securities.

Special Note Regarding Forward-Looking Statements

     We have made statements in this prospectus, including statements under “Our Business” and “Risk Factors,” which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

•	our ability to obtain additional debt and equity financing to satisfy existing debt obligations, provide working capital and support our growth strategy;

•	our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

•	general economic and business conditions;

•	anticipated trends in our business;

•	existing and future regulations affecting our business;

•	our ability to improve operating efficiencies and increase sales; and

•	other risk factors described in the section entitled “Risk Factors” in this prospectus.

     You can identify these forward-looking statements by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus.

     In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Use Of Proceeds

     We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders. Proceeds from the exercises of options from time to time have been used for general corporate purposes, primarily for working capital to sustain operations and for capital expenditures to further develop our business.

Selling Stockholders

     This prospectus covers the resale of up to 335,000 shares of Class A common stock previously issued to employees or consultants upon the exercise of stock options granted to them pursuant to our 1997 Securities Plan.

1997 Securities Plan

     Between May 30, 1997 and November 11, 2004, 4,986,463 stock options were issued under the 1997 Securities Plan that were not forfeited. Since the original issuance of the options, 1,548,333 have been exercised and 3,438,130 remain exercisable at exercise prices ranging from $0.375 to $2.75. Each stock option is exercisable for one share of Class A common stock. We may issue up to an additional 13,537 shares pursuant to grants under the 1997 Securities Plan after the date of this prospectus. The above numbers are subject to adjustment in accordance with the anti-dilution provisions of the plan.

Selling Stockholders

     The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of November 11, 2004, and the number of shares which may be offered for sale in connection with this prospectus. Information set forth herein with respect to each selling stockholder’s beneficial ownership of common stock has been provided by such selling stockholder. Although the selling stockholders may offer all, some or none of their Class A common stock, the following table has been prepared on the assumption that all shares of common stock covered by this prospectus will be sold. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This prospectus may be amended or supplemented from time to time to amend or supplement the information in the table set forth below.

	Number of	% Beneficially	Number of
Name and Address of	Shares	Owned Prior	Shares	% Beneficially Owned
Selling	Beneficially	to Completion	to be	Following Completion
Stockholder (1)(2)	Owned	of Offering	Offered (3)	of Offering (4)
James Kelly Schmidt	90,575	*	90,000	*
Marcy Zahm	30,085	*	30,000	*
Florentino Sanchez	30,000	*	30,000	*
Steve Couey	30,000	*	30,000	*
Jane Kiser	27,919	*	20,000	*
David Sparks	25,000	*	25,000	*
Theresa Adams	20,000	*	10,000	*
Jane Horton	15,882	*	15,000	*
Monte Hale	15,616	*	15,000	*
Teodoro Hernandez	15,366	*	15,000	*
Eric Barnes	15,000	*	15,000	*
Jan Wilkinson	15,000	*	15,000	*
David Higgins	15,000	*	15,000	*
Kirk Ruffridge	5,920	*	5,000	*
Douglas Triplett	5,000	*	5,000	*
Totals			335,000

* Beneficially owns less than 1%

(1) Address: PO Box 1237, Springdale, AR 72765.

(2) All selling stockholders are current or former employees of the Company with the exception of David Higgins and Douglas Triplett who were engineering consultants.

(3) The number of shares to be offered represents shares received upon the exercise of stock options.

(4) Assumes the sale of all shares offered hereby.

Plan Of Distribution

     This prospectus covers the resale of shares of Class A common stock by the selling stockholders and their pledgees, donees, assignees and other successors in interest (all of whom may be “selling stockholders”). The selling stockholders may sell their shares on the Nasdaq SmallCap Market, in the over-the-counter market or through any other facility on which the shares are traded, or in private transactions. These sales may be at market prices or at negotiated prices. The selling stockholders may use the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

•	block trades in which the broker or dealer attempts to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker or dealer for its account in connection with this prospectus;

•	privately negotiated transactions;

•	any combination of these methods of sale; or

•	any other legal method.

     The selling stockholders may also pledge their shares, enter into put or call options or enter into other transactions with broker-dealers or others which require delivery to those persons of shares covered by this prospectus.

     Brokers, dealers or other agents participating in the distribution of the shares of Class A common stock may receive compensation in the form of discounts or commissions from the selling stockholders, as well as the purchaser if they act as agent for the purchaser. The discount or commission in a particular transaction could be more than the customary amount. We know of no existing arrangements between any selling stockholder and any underwriter, broker, dealer or agent relating to the sale or distribution of the shares.

     The selling stockholders and any brokers or dealers that participate in the sale of the shares may be deemed to be underwriters within the meaning of the Securities Act. Any discounts, commissions or other compensation received by these persons and any profit on the resale of the shares by them as principals might be deemed to be underwriters’ compensation. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in the sale of the shares against various liabilities, including liabilities under the Securities Act.

     At the time a particular offer of shares is made, to the extent required we will file a supplement to this prospectus which identifies the number of shares being offered, the name of the selling stockholders, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

     The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.

     The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than in connection with this prospectus, so long as they meet the criteria and conform to the requirements of the rule.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay the registration and other offering expenses related to this offering, but the selling stockholders will pay all underwriting discounts and brokerage commissions incurred in connection with the offering.

Legal Matters

     Our outside counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas has issued a legal opinion about the validity of the shares offered by this prospectus.

Experts

     The audited financial statements for the years ended December 31, 2003, 2002 and 2001, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Tullius Taylor Sartain and Sartain, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the said firm as experts in accounting and auditing in giving said report.

Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us can be inspected and copied at the offices of Nasdaq, Report Section, 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of Class A common stock to be sold under this prospectus. The SEC permits us to omit from this prospectus certain information, exhibits, and undertakings contained in the registration statement.

     The SEC allows us to incorporate by reference the information that we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	The description of the Class A Common Stock contained in our Registration Statement on Form 8-A, effective November 13, 1989, under the Securities Exchange Act of 1934 (Registration No. 1-10367), including any amendment or report filed hereafter for the purpose of updating such description.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, at no cost, upon written or oral request to:

Joe G. Brooks, Chairman of the Board
Advanced Environmental Recycling Technologies, Inc.
914 North Jefferson Street (72764)
Post Office Box 1237
Springdale, Arkansas 72765
(479) 756-7400

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted.

This prospectus is part of a registration statement that we filed with the SEC. More information about the shares sold by the selling stockholders is contained in that registration statement and the exhibits filed along with the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’S public reference rooms or their web site.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     Section 145 of the Delaware General Corporation Law permits us to indemnify directors, officers, employees or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of us, to which such director, officer or employee or his legal representative may be a party, provided such director, officer or employee shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to our best interests, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of us against a director, officer, employee or agent, we have the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner not opposed to our best interest, and (b) if found liable to us, only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by us to directors, officers, employees or agents.

     Our Certificate of Incorporation provides for mandatory indemnification of directors, officers and employees to the fullest extent permitted by Section 145, unless we prove that the person seeking indemnification did not meet the standard set forth above. Our Certificate permits us to indemnify agents to the extent authorized from time to time by our Board of Directors. The right to indemnification is a contract right and includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition, provided that the indemnitee undertakes to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified for such expenses.

     Our Certificate of Incorporation also contains a provision eliminating the liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of a dividend or unlawful stock purchase or redemption, or (d) any transaction from which the director derived an improper personal benefit.

     We also maintain directors and officers liability insurance for the benefit of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are expressly incorporated by reference in this Registration Statement as of the November 18, 2004 date of this Registration Statement. All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this Registration Statement that indicates that all Class A Common Stock to which this Registration Statement relates has been sold or that deregisters all such Class A Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such reports and documents.

     The following documents that we have filed with the SEC are incorporated herein by reference:

(a)	Our annual report on Form 10-K for the year ended December 31, 2003.

(b)	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

(c)	The description of the Class A Common Stock contained in our Registration Statement on Form 8-A, effective November 13, 1989, under the Securities Exchange Act of 1934 (Registration No. 1-10367), including any amendment or report filed hereafter for the purpose of updating such description.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of the Registrant, to which such director, officer or employee or his legal representative may be a party, provided such director, officer or employee shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the Registrant, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the Registrant against a director, officer, employee or agent, the Registrant has the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner not opposed to the best interest of the Registrant, and (b) if found liable to the Registrant, only if ordered by a court of law. Section 145 provides that such section is not exclusive of any other indemnification rights granted by the Registrant to directors, officers, employees or agents.

          The Certificate of Incorporation of the Registrant provides for mandatory indemnification of directors, officers and employees to the fullest extent permitted by Section 145, unless the Registrant proves that the person seeking indemnification did not meet the standard set forth above. The Certificate permits the Registrant to indemnify agents to the extent authorized from time to time by the Board of Directors. The right to indemnification is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition, provided that the indemnitee undertakes to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified for such expenses.

          The Certificate of Incorporation of the Registrant also contains a provision eliminating the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (a) breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of a dividend or unlawful stock purchase or redemption, or (d) any transaction from which the director derived an improper personal benefit.

     We also maintain directors and officers liability insurance for the benefit of our directors and officers.

Item 7. Exemption from Registration Claimed.

     All of the restricted securities issued by us to the selling stockholders who are reoffering and reselling such restricted securities pursuant to this Registration Statement were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. We believe, due to the nature of the relationship of these persons to us and the isolated nature of the transactions, that each issuance and sale of the shares of Class A common stock underlying options held by such persons was exempt from registration under the Securities Act as a private placement pursuant to Section 4(2) of that Act.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Stock Option Plan (b)

4.2	Non-Employee Director Stock Option Plan (b)

4.3	Chairman Stock Option Plan(b)

4.4	Amended and Restated 1997 Securities Plan (c)

4.5	Form of Class A Common Stock Certificate (a)

5	Opinion of Akin Gump Strauss Hauer & Feld LLP (c)

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Opinion filed as Exhibit 5)

23.2	Consent of Tullius Taylor Sartain & Sartain LLP (c)

24	Powers of attorney (included in Signature Page, Page 19 of this Registration statement)

(a)	Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (No. 33-29593) filed November 8, 1989.

(b)	Incorporated by reference to the exhibits to the Annual Report on Form 10-K for the year ended December 31, 1994 (No. 001-10367).

(c)	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springdale, State of Arkansas, on November 17, 2004.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: /s/ JOE G. BROOKS

Joe G. Brooks,
Chairman, Co-Chief Executive Officer and President

/s/ STEPHEN W. BROOKS

Stephen W. Brooks,
Co-Chief Executive Officer

/s/ EDWARD J. LYSEN

Edward J. Lysen,
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of Advanced Environmental Recycling Technologies, Inc. hereby constitute and appoint Joe G. Brooks our true and lawful attorney-in-fact and agent with full power to execute in our name and behalf in the capacities indicated below any and all amendments to this registration statement on Form S-8 to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ JOE G. BROOKS	Chairman of the board, co-CEO
	And president	November 17, 2004
Joe G. Brooks

/s/ SAL MIWA

Sal Miwa	Vice-chairman of the board	November 17, 2004

/s/ STEPHEN W. BROOKS

Stephen W. Brooks	Co-CEO and director	November 17, 2004

/s/ MARJORIE S. BROOKS

Marjorie S. Brooks	Secretary, treasurer and director	November 17, 2004

/s/ JERRY B. BURKETT

Jerry B. Burkett	Director	November 17, 2004

/s/ MICHAEL M. TULL

Michael M. Tull	Director	November 17, 2004

/s/ SAMUEL L. “TONY” MILBANK

Samuel L. “Tony” Milbank	Director	November 17, 2004

/s/ MELINDA DAVIS

Melinda Davis	Director	November 17, 2004

/s/ JIM ROBASON

Jim Robason	Director	November 17, 2004

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
4.1		Amended and Restated Stock Option Plan (b)
4.2		Non-Employee Director Stock Option Plan (b)
4.3		Chairman Stock Option Plan (b)
4.4		Amended and Restated 1997 Securities Plan (c)
4.5		Form of Class A Common Stock Certificate (a)
5		Opinion of Akin Gump Strauss Hauer & Feld LLP (c)
23.1		Consent of Akin Gump Strauss Hauer & Feld LLP (included in Opinion filed as Exhibit 5)
23.2		Consent of Tullius Taylor Sartain & Sartain LLP (c)
24		Powers of attorney (included in Signature Page, Page 19 of this Registration statement)
	(a)	Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (No. 33-29593) filed November 8, 1989.
	(b)	Incorporated by reference to the exhibits to the Annual Report on Form 10-K for the year ended December 31, 1994 (No. 001-10367).
	(c)	Filed herewith.